Exhibit 10.4

Compensation for Named Executive Officers
for Fiscal 2011

Name (1)	Principal Position	Annual Base Salary	Annual Cash Bonus
C. Larry Pope	President and Chief Executive Officer	$ 1,100,000	(2)
Robert W. Manly, IV	Executive Vice President and Chief Financial Officer	$ 600,000	(3)
George H. Richter	President and Chief Operating Officer, Pork Group	$ 850,000	(4)
Jerry H. Godwin	President of Murphy-Brown	$ 750,000	(5)

(1)       Richard J.M. Poulson, who was a Named Executive Officer of the Company for fiscal 2010, recently retired from the Company effective September 1, 2010.  The specifics of his Retirement Agreement and General Release, dated as of August 9, 2010, were set forth in the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2010. The annual base salary and annual cash bonus formula for fiscal 2011 for Mr. Poulson were unchanged from fiscal 2010.

(2)       The bonus formula for Mr. Pope is:
•     0% of the first $100 million of Company net profits before taxes and management incentivepayments (“Company net profits”),
•     1.5% of Company net profits in excess of $100 million and less than $400 million, and
•     2% of Company net profits in excess of $400 million.

(3)	The bonus formula for Mr. Manly is:
•     0% of the first $100 million of Company net profits,
•     0.5% of Company net profits in excess of $100 million and less than $400 million, and
•     0.75% of Company net profits in excess of $400 million.

(4)       Mr. Richter will not earn any bonus if the consolidated pretax profits of the Pork Group after all expenses and accruals, including bonuses, charges and credits (the “Pork Group net profits”) is less than $300 million.  If the Pork Group net profits exceed $300 million, Mr. Richter’s bonus will equal $500,000 plus 0.75% of Pork Group net profits in excess of $300 million.

(5)       The bonus formula for Mr. Godwin is:
•     0% of the first $50 million of the consolidated pretax profits of Murphy-Brown LLC, including the Company’s percentage interest in Butterball LLC, after all expenses and accruals, including bonuses, charges and credits (“Murphy-Brown net profits”),
•     0.5% of Murphy-Brown net profits in excess of $50 million and less than $100 million, and
•     1.0% of Murphy Brown net profits in excess of $100 million.